---------------------
                                                         |    OMB APPROVAL     |
                                                         |---------------------|
                                                         |OMB NUMBER: 3235-0145|
           UNITED STATES                                 |EXPIRES:             |
SECURITIES AND EXCHANGE COMMISSION                       |    December 31, 2005|
      Washington, D.C.  20549                            |ESTIMATED AVERAGE    |
                                                         |BURDEN HOURS         |
                                                         |PER RESPONSE ...11   |
                                                         |---------------------|

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 9)*


                   Insurance Management Solutions Group, Inc.
          ------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
          -------------------------------------------------------------
                         (Title of Class of Securities)


                                    458045101
          ------------------------------------------------------------
                                 (CUSIP Number)


                          Bankers Insurance Group, Inc.
                                 Attn: President
                               360 Central Avenue
                          St. Petersburg, Florida 33701
                                 (727) 823-4000

                                 With a copy to:

                            Thomas J. Dougherty, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                One Beacon Street
                                Boston, MA 02108
                                  (617)573-4800
          ------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                 August 5, 2003
          ------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


-------------------------------------------------------------------------------
CUSIP No.  0001063167                                        Page 2 of 17 Pages
-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Bankers Insurance Group, Inc.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  (X)
                                                                       (b)  ( )
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
-------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                     ( )

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Florida
-------------------------------------------------------------------------------
               7        SOLE VOTING POWER

                        0
  NUMBER OF    ----------------------------------------------------------------
   SHARES      8        SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              8,354,884 (see item 5)
    EACH       ----------------------------------------------------------------
  REPORTING    9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                0
               ----------------------------------------------------------------
               10      SHARED DISPOSITIVE POWER

                       8,354,884 (see item 5)
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,354,884 (see item 5)
-------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                             ( )

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         68.1%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         HC
-------------------------------------------------------------------------------

                                  SCHEDULE 13D


-------------------------------------------------------------------------------
CUSIP No.  0001063167                                        Page 3 of 17 Pages
-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Bankers Insurance Company
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  (X)
                                                                       (b)  ( )
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
-------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                     ( )

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Florida
-------------------------------------------------------------------------------
               7        SOLE VOTING POWER

                        0
  NUMBER OF    ----------------------------------------------------------------
   SHARES      8        SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              3,528,455 (see item 5)
    EACH       ----------------------------------------------------------------
  REPORTING    9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                0
               ----------------------------------------------------------------
               10      SHARED DISPOSITIVE POWER

                       3,528,455 (see item 5)
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,528,455 (see item 5)
-------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                             ( )

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         28.7%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IC
-------------------------------------------------------------------------------

                                  SCHEDULE 13D


--------------------------------------------------------------------------------
CUSIP No.  0001063167                                         Page 4 of 17 Pages
--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Bankers Security Insurance Company
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  (X)
                                                                       (b)  ( )
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                      ( )

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Florida
--------------------------------------------------------------------------------
               7        SOLE VOTING POWER

                        0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8        SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              821,429 (see item 5)
    EACH       -----------------------------------------------------------------
  REPORTING    9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                0
               -----------------------------------------------------------------
               10      SHARED DISPOSITIVE POWER

                       821,429 (see item 5)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         821,429 (see item 5)
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              ( )

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         6.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IC
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


--------------------------------------------------------------------------------
CUSIP No.  0001063167                                         Page 5 of 17 Pages
--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Bonded Builders Service Corp.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  (X)
                                                                       (b)  ( )
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                      ( )

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Florida
--------------------------------------------------------------------------------
               7        SOLE VOTING POWER

                        0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8        SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              5,000 (see item 5)
    EACH       -----------------------------------------------------------------
  REPORTING    9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                0
               -----------------------------------------------------------------
               10      SHARED DISPOSITIVE POWER

                       5,000 (see item 5)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,000 (see item 5)
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              ( )

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IC
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


--------------------------------------------------------------------------------
CUSIP No.  0001063167                                         Page 6 of 17 Pages
--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Bankers Financial Corporation
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  (X)
                                                                       (b)  ( )
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                      ( )

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Florida
--------------------------------------------------------------------------------
               7        SOLE VOTING POWER

                        0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8        SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              8,354,884 (see item 5)
    EACH       -----------------------------------------------------------------
  REPORTING    9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                0
               -----------------------------------------------------------------
               10      SHARED DISPOSITIVE POWER

                       8,354,884 (see item 5)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,354,884 (see item 5)
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              ( )

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         68.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


--------------------------------------------------------------------------------
CUSIP No.  0001063167                                         Page 7 of 17 Pages
--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Bankers International Financial Corporation
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  (X)
                                                                       (b)  ( )
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                      ( )

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Florida
--------------------------------------------------------------------------------
               7        SOLE VOTING POWER

                        0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8        SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              8,354,884 (see item 5)
    EACH       -----------------------------------------------------------------
  REPORTING    9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                0
               -----------------------------------------------------------------
               10      SHARED DISPOSITIVE POWER

                       8,354,884 (see item 5)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,354,884 (see item 5)
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              ( )

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         68.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


--------------------------------------------------------------------------------
CUSIP No.  0001063167                                         Page 8 of 17 Pages
--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Bankers International Financial Corporation, Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  (X)
                                                                       (b)  ( )
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                      ( )

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman
--------------------------------------------------------------------------------
               7        SOLE VOTING POWER

                        0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8        SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              8,354,884 (see item 5)
    EACH       -----------------------------------------------------------------
  REPORTING    9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                0
               -----------------------------------------------------------------
               10      SHARED DISPOSITIVE POWER

                       8,354,884 (see item 5)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,354,884 (see item 5)
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              ( )

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         68.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


--------------------------------------------------------------------------------
CUSIP No.  0001063167                                         Page 9 of 17 Pages
--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Ansbacher (Cayman) Limited, as trustee for
         Bankers International Financial Corporation II Trust
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  (X)
                                                                       (b)  ( )
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                      ( )

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman
--------------------------------------------------------------------------------
               7        SOLE VOTING POWER

                        0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8        SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              8,354,884 (see item 5)
    EACH       -----------------------------------------------------------------
  REPORTING    9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                0
               -----------------------------------------------------------------
               10      SHARED DISPOSITIVE POWER

                       8,354,884 (see item 5)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,354,884 (see item 5)
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              ( )

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         68.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


--------------------------------------------------------------------------------
CUSIP No.  0001063167                                        Page 10 of 17 Pages
--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Independent Foundation for the Pursuit of Charitable Endeavors,
         Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  (X)
                                                                       (b)  ( )
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                                      ( )

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman
--------------------------------------------------------------------------------
               7        SOLE VOTING POWER

                        0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      8        SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              8,354,884 (see item 5)
    EACH       -----------------------------------------------------------------
  REPORTING    9        SOLE DISPOSITIVE POWER
   PERSON
    WITH                0
               -----------------------------------------------------------------
               10      SHARED DISPOSITIVE POWER

                       8,354,884 (see item 5)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,354,884 (see item 5)
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              ( )

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         68.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

Note:    This Amendment No. 9 to Schedule 13D amends the Statement on
         Schedule 13D dated May 24, 2002 (the "Schedule 13D"), as amended by Amendment No. 1 dated July 19, 2002 ("Amendment No. 1"), Amendment No. 2 dated August 8, 2002 ("Amendment No. 2"), Amendment No. 3 dated August 16, 2002 ("Amendment No. 3"), Amendment No. 4 dated November 25, 2002 ("Amendment No. 4"), Amendment No. 5 dated January 10, 2003 ("Amendment No. 5"), Amendment No. 6 dated February 3, 2003 ("Amendment No. 6"), Amendment No. 7 dated April 15, 2003 ("Amendment No. 7"), and Amendment No. 8 dated April 21, 2003 ("Amendment No. 8") filed on behalf of (i) Bankers Insurance Group, Inc., a Florida corporation ("BIG"), as a direct beneficial owner of Common Stock;
         (ii) Bankers Insurance Company, a Florida corporation and wholly-owned subsidiary of BIG ("BIC"), as a direct beneficial owner of Common Stock; (iii) Bankers Security Insurance Company, a Florida corporation and jointly-owned subsidiary of BIG and BIC ("BSIC"), as a direct beneficial owner of Common Stock; (iv) Bonded Builders Service Corp., a Florida corporation and indirect, wholly-owned subsidiary of BIG ("BBSC"), as a direct beneficial owner of Common Stock; (v) Bankers Financial Corporation ("BFC"), Bankers International Financial Corporation ("BIFC") and Bankers International Financial Corporation, Ltd. ("BIFC Ltd."), all of which are Florida corporations, except BIFC Ltd., which is a Cayman Islands corporation, as the direct, indirect and ultimate parent corporations, respectively, of BIG; (vi) Ansbacher (Cayman) Limited ("Ansbacher"), as trustee of the Bankers International Financial Corporation II Trust, a discretionary charitable trust which includes all of the outstanding shares of BIFC Ltd.; and (vii) Independent Foundation for the Pursuit of Charitable Endeavors, Ltd., ("IFPCE"), a not-for-profit Cayman company, which possesses certain discretionary powers to direct Ansbacher's ultimate disposition of the shares of BIFC Ltd., relating to the Common Stock (as defined in the Schedule 13D).


Item 4.  Purpose of the Transaction.

         Item 4 of the Schedule 13D is hereby amended by adding the following (capitalized terms used, but not otherwise defined, herein have the meanings ascribed thereto in the Schedule 13D, as amended):

         On August 5, 2003, each of the BIG Shareholders entered into an Amendment No. 1 to the Agreement to Facilitate Merger pursuant to which the BIG Shareholders have agreed that Fiserv, Fiserv Solutions and Fiserv Sub shall pay a portion of the merger consideration payable to the BIG Shareholders under the Merger Agreement equal to the amount of past due service fees (including late fees and interest) and current service fees relating to services provided by the Issuer to BIG, together with amounts billed or to be billed to BSIC and BIC prior to the date of the Merger (collectively, the "BIG Debt"), directly to the Issuer in full payment and discharge of the BIG Debt, with the remaining merger consideration payable to the BIG Shareholders under the Merger Agreement being paid directly to the BIG Shareholders.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         The information set forth under Item 4 herein is hereby incorporated herein by reference.

The foregoing summary of certain provisions of Amendment No. 1 to the Agreement to Facilitate Merger is not a complete description of the terms and conditions of Amendment No. 1 to the Agreement to Facilitate Merger and is qualified in its entirety by reference to the full text of Amendment No. 1 to the Agreement to Facilitate Merger, which is filed herewith as Exhibit 10.7 and incorporated herein by reference.


Item 7.  Material to be Filed as Exhibits.

         4.1   Letter from BIG to the Special Committee dated March 21, 2002
               (1)

         4.2   Letter from BIG to the Special Committee dated July 16, 2002
               (3)

         4.3   Letter from BIG to the Special Committee dated August 5, 2002
               (4)

         4.4 Letter from Insurance Management Solutions Group, Inc. to Bankers Insurance Group, Inc., Bankers Insurance Company, Bankers Security Insurance Company and Bankers Management Corporation dated as of November 21, 2002. (6)

         10.1 Agreement and Plan of Merger dated as of August 14, 2002 among Bankers Insurance Group, Inc., Bankers Insurance Company, Bankers Security Insurance Company, Bankers Management Corporation and Insurance Management Solutions Group, Inc. (5)

         10.2 Stock Purchase and Sale Agreement dated as of December 31, 2002 between Bankers Security Insurance Company and Bankers Insurance Group, Inc. (7)

         10.3 Agreement and Plan of Merger dated as of April 9, 2003 among Fiserv, Inc., Fiserv Solutions, Inc., Fiserv Merger Sub, Inc. and Insurance Management Solutions Group, Inc. (excluding the exhibits thereto)* (9)

         10.4 Agreement to Facilitate Merger dated as of April 9, 2003 among Fiserv, Inc., Fiserv Solutions, Inc., Fiserv Merger Sub, Inc., Bankers Insurance Group, Inc., Bankers Insurance Company, Bankers Security Insurance Company and Bonded Builders Service Corp. (excluding the schedule thereto)* (10)

         10.5 Stock Pledge and Security Agreement dated as of April 21, 2003 by Bankers Insurance Group, Inc. in favor of Regions Bank (11)

         10.6 Letter Agreement dated as of April 25, 2003 between Bankers Insurance Group, Inc. and Regions Bank (11)

         10.7 Amendment No. 1, dated as of August 5, 2003, to the Agreement to Facilitate Merger dated as of April 9, 2003 among Fiserv, Inc., Fiserv Solutions, Inc., Fiserv Merger Sub, Inc., Bankers Insurance Group, Inc., Bankers Insurance Company, Bankers Security Insurance Company and Bonded Builders Service Corp.*

         99.1 Agreement of Joint Filing dated as of May 24, 2002 among Bankers Insurance Group, Inc., Bankers Insurance Company, Bankers Security Insurance Company, Bankers Financial Corporation, Bankers International Financial Corporation, Bankers International Financial Corporation, Ltd., Ansbacher (Cayman) Limited, as trustee of the Bankers International Financial Corporation II Trust and Independent Foundation for the Pursuit of Charitable Endeavors, Ltd. (1)

         99.2 Power of Attorney for Bankers International Financial Corporation, Ltd. (1)

         99.3 Power of Attorney for Ansbacher (Cayman) Limited, as trustee for the Bankers International Financial Corporation II Trust
               (1)

         99.4 Power of Attorney for Independent Foundation for the Pursuit of Charitable Endeavors, Ltd. (2)

         99.5 Amended and Restated Agreement of Joint Filing dated as of February 4, 2003 among Bankers Insurance Group, Inc., Bankers Insurance Company, Bankers Security Insurance Company, Bonded Builders Service Corp., Bankers Financial Corporation, Bankers International Financial Corporation, Bankers International Financial Corporation, Ltd., Ansbacher (Cayman) Limited, as trustee of the Bankers International Financial Corporation II Trust and Independent Foundation for the Pursuit of Charitable Endeavors, Ltd. (8)

(1) Incorporated by reference to the Reporting Persons' Schedule 13D filed with the SEC on May 24, 2002.

(2) Incorporated by reference to the Reporting Persons' Schedule 13G filed with the SEC on April 5, 2000.

(3) Incorporated by reference to the Reporting Persons' Schedule 13D-A, Amendment No. 1, filed with the SEC on July 19, 2002.

(4) Incorporated by reference to the Reporting Persons' Schedule 13D-A, Amendment No. 2, filed with the SEC on August 9, 2002.

(5) Incorporated by reference to the Reporting Persons' Schedule 13D-A, Amendment No. 3, filed with the SEC on August 16, 2002.

(6) Incorporated by reference to the Reporting Persons' Schedule 13D-A, Amendment No. 4, filed with the SEC on November 25, 2002.

(7) Incorporated by reference to the Reporting Persons' Schedule 13D-A, Amendment No. 5, filed with the SEC on January 10, 2003.

(8) Incorporated by reference to the Reporting Persons' Schedule 13D-A, Amendment No. 6, filed with the SEC on February 4, 2003.

(9) Incorporated by reference to Exhibit 2.1 to the Issuer's Form 8-K filed with the SEC on April 9, 2003.

(10) Incorporated by reference to the Reporting Persons' Schedule 13D-A, Amendment No. 7, filed with the SEC on April 15, 2003.

(11) Incorporated by reference to the Reporting Persons' Schedule 13D-A, Amendment No. 8, filed with the SEC on April 21, 2003.

       * The exhibits and schedules have been purposefully omitted. Copies thereof will be furnished supplementally to the Securities and Exchange Commission upon request.

       The Index of Exhibits attached to this Statement is hereby incorporated by reference in its entirety.

                                  SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 13, 2003

                                             BANKERS INSURANCE GROUP, INC.

                                             By:  /s/  David K. Meehan
                                             -----------------------------
                                             Name:   David K. Meehan
                                             Title:  Vice Chairman


                                             BANKERS INSURANCE COMPANY


                                             By:  /s/  David K. Meehan
                                             -----------------------------
                                             Name:   David K. Meehan
                                             Title:  President


                                             BANKERS SECURITY INSURANCE COMPANY


                                             By:  /s/  David K. Meehan
                                             -----------------------------
                                             Name:   David K. Meehan
                                             Title:  President


                                             BONDED BUILDERS SERVICE CORP.

                                             By:  /s/  Edwin C. Hussemann
                                             -----------------------------
                                             Name:   Edwin C. Hussemann
                                             Title:  Director
                                                     Vice President


                                             BANKERS FINANCIAL CORPORATION


                                             By:  /s/  David K. Meehan
                                             -----------------------------
                                             Name:   David K. Meehan
                                             Title:  Director Vice Chairman
                                                     President


                                             BANKERS INTERNATIONAL FINANCIAL
                                             CORPORATION


                                             By:  /s/  David K. Meehan
                                             -----------------------------
                                             Name:   David K. Meehan
                                             Title:  Director Vice Chairman
                                                     President


                                             BANKERS INTERNATIONAL FINANCIAL
                                             CORPORATION, LTD.


                                             By:  /s/  David K. Meehan
                                             -----------------------------
                                             Name:   David K. Meehan
                                             Title:  Attorney-in-fact under
                                                     Power dated 5/16/02


                                             ANSBACHER (CAYMAN) LIMITED, AS
                                             TRUSTEE FOR THE BANKERS
                                             INTERNATIONAL FINANCIAL CORPORATION
                                             II TRUST


                                             By:  /s/  David K. Meehan
                                             -----------------------------
                                             Name:   David K. Meehan
                                             Title:  Attorney-in-fact under
                                                     Power dated 5/16/02


                                             INDEPENDENT FOUNDATION FOR THE
                                             PURSUIT OF CHARITABLE ENDEAVORS,
                                             LTD.


                                             By:  /s/  David K. Meehan
                                             -----------------------------
                                             Name:   David K. Meehan
                                             Title:  Attorney-in-fact under
                                                     Power dated 2/10/99

                               INDEX OF EXHIBITS

     Number                 Description
     ------                 -----------

         4.1   Letter from BIG to the Special Committee dated March 21, 2002
               (1)

         4.2   Letter from BIG to the Special Committee dated July 16, 2002
               (3)

         4.3   Letter from BIG to the Special Committee dated August 5, 2002
               (4)

         4.4 Letter from Insurance Management Solutions Group, Inc. to Bankers Insurance Group, Inc., Bankers Insurance Company, Bankers Security Insurance Company and Bankers Management Corporation dated as of November 21, 2002. (6)

         10.1 Agreement and Plan of Merger dated as of August 14, 2002 among Bankers Insurance Group, Inc., Bankers Insurance Company, Bankers Security Insurance Company, Bankers Management Corporation and Insurance Management Solutions Group, Inc. (5)

         10.2 Stock Purchase and Sale Agreement dated as of December 31, 2002 between Bankers Security Insurance Company and Bankers Insurance Group, Inc. (7)

         10.3 Agreement and Plan of Merger dated as of April 9, 2003 among Fiserv, Inc., Fiserv Solutions, Inc., Fiserv Merger Sub, Inc. and Insurance Management Solutions Group, Inc. (excluding the exhibits thereto)* (9)

         10.4 Agreement to Facilitate Merger dated as of April 9, 2003 among Fiserv, Inc., Fiserv Solutions, Inc., Fiserv Merger Sub, Inc., Bankers Insurance Group, Inc., Bankers Insurance Company, Bankers Security Insurance Company and Bonded Builders Service Corp. (excluding the schedule thereto)* (10)

         10.5 Stock Pledge and Security Agreement dated as of April 21, 2003 by Bankers Insurance Group, Inc. in favor of Regions Bank (11)

         10.6 Letter Agreement dated as of April 25, 2003 between Bankers Insurance Group, Inc. and Regions Bank (11)

         10.7 Amendment No. 1, dated as of August 5, 2003, to the Agreement to Facilitate Merger dated as of April 9, 2003 among Fiserv, Inc., Fiserv Solutions, Inc., Fiserv Merger Sub, Inc., Bankers Insurance Group, Inc., Bankers Insurance Company, Bankers Security Insurance Company and Bonded Builders Service Corp.*

         99.1 Agreement of Joint Filing dated as of May 24, 2002 among Bankers Insurance Group, Inc., Bankers Insurance Company, Bankers Security Insurance Company, Bankers Financial Corporation, Bankers International Financial Corporation, Bankers International Financial Corporation, Ltd., Ansbacher (Cayman) Limited, as trustee of the Bankers International Financial Corporation II Trust and Independent Foundation for the Pursuit of Charitable Endeavors, Ltd. (1)

         99.2 Power of Attorney for Bankers International Financial Corporation, Ltd. (1)

         99.3 Power of Attorney for Ansbacher (Cayman) Limited, as trustee for the Bankers International Financial Corporation II Trust
               (1)

         99.4 Power of Attorney for Independent Foundation for the Pursuit of Charitable Endeavors, Ltd. (2)

         99.5 Amended and Restated Agreement of Joint Filing dated as of February 4, 2003 among Bankers Insurance Group, Inc., Bankers Insurance Company, Bankers Security Insurance Company, Bonded Builders Service Corp., Bankers Financial Corporation, Bankers International Financial Corporation, Bankers International Financial Corporation, Ltd., Ansbacher (Cayman) Limited, as trustee of the Bankers International Financial Corporation II Trust and Independent Foundation for the Pursuit of Charitable Endeavors, Ltd. (8)

(1) Incorporated by reference to the Reporting Persons' Schedule 13D filed with the SEC on May 24, 2002.

(2) Incorporated by reference to the Reporting Persons' Schedule 13G filed with the SEC on April 5, 2000.

(3) Incorporated by reference to the Reporting Persons' Schedule 13D-A, Amendment No. 1, filed with the SEC on July 19, 2002.

(4) Incorporated by reference to the Reporting Persons' Schedule 13D-A, Amendment No. 2, filed with the SEC on August 9, 2002.

(5) Incorporated by reference to the Reporting Persons' Schedule 13D-A, Amendment No. 3, filed with the SEC on August 16, 2002.

(6) Incorporated by reference to the Reporting Persons' Schedule 13D-A, Amendment No. 4, filed with the SEC on November 25, 2002.

(7) Incorporated by reference to the Reporting Persons' Schedule 13D-A, Amendment No. 5, filed with the SEC on January 10, 2003.

(8) Incorporated by reference to the Reporting Persons' Schedule 13D-A, Amendment No. 6, filed with the SEC on February 4, 2003.

(9) Incorporated by reference to Exhibit 2.1 to the Issuer's Form 8-K filed with the SEC on April 9, 2003.

(10) Incorporated by reference to the Reporting Persons' Schedule 13D-A, Amendment No. 7, filed with the SEC on April 15, 2003.

(11) Incorporated by reference to the Reporting Persons' Schedule 13D-A, Amendment No. 8, filed with the SEC on April 21, 2003.

       * The exhibits and schedules have been purposefully omitted. Copies thereof will be furnished supplementally to the Securities and Exchange Commission upon request.